Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Annual Report of Fig Publishing, Inc. (the “Company”) on Form 1-K (File No. 24R-00037) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 11, 2019 with respect to our audits of the consolidated financial statements of the Company as of September 30, 2018 and 2017 and for the two years in the period ended September 30, 2018, which report is included in this Annual Report.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 11, 2019